                                                                     EXHIBIT 2.1
                                                                     -----------

                                                                  EXECUTION COPY





                          ACQUISITION OF CERTAIN ASSETS

                                     OF THE

                             EXTENDED CARE DIVISION

                                       OF

                          WALGREENS ADVANCE CARE, INC.
                             AN ILLINOIS CORPORATION

                                       BY

                           NCS ACQUISITION SUB, INC.,
                             A DELAWARE CORPORATION





                            ASSET PURCHASE AGREEMENT



                                 APRIL 10, 1998


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                                TABLE OF CONTENTS
                                -----------------

                                                                                 PAGE
                                                                                 ----


ARTICLE 1 PURCHASE OF ASSETS; ASSUMPTION OF LIABILITIES.............................1
   1.1 Definition Reference.........................................................1
   1.2 Purchased Assets.............................................................1
   1.3 Retained Assets..............................................................2
   1.4 Assumed Liabilities..........................................................2
   1.5 Retained Liabilities.........................................................3
   1.6 Satisfaction of Liabilities by Seller........................................3


ARTICLE 2 CONSIDERATION.............................................................3
   2.1 Purchase Price...............................................................3
   2.2 Purchase Price Adjustments...................................................3
   2.3 Determination of Net Asset Value.............................................4
   2.4 Allocation...................................................................5


ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE SELLER..............................6
   3.1 Organization.................................................................6
   3.2 Agreements...................................................................6
   3.3 Financial....................................................................7
   3.4 Legal........................................................................8
   3.5 Business.....................................................................9
   3.6 Assets......................................................................10
   3.7 Real Property...............................................................11
   3.8 Miscellaneous...............................................................12


ARTICLE 3A REPRESENTATIONS AND WARRANTIES OF WALGREENS.............................12
   3A.1 Enforceability.............................................................12
   3A.2 Consents...................................................................13
   3A.3 No Conflicts...............................................................13


ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER AND NCS..........................13
   4.1 Organization and Power......................................................13
   4.2 Agreements..................................................................13
   4.3 No Investigation............................................................14


ARTICLE 5 CLOSING; CONDITIONS......................................................14
   5.1 Closing.....................................................................14
   5.2 Conditions to Buyer's and NCS's Obligations.................................15
   5.3 Conditions to Seller' Obligations...........................................16
   5.3A Conditions to Buyer's, Walgreens', NCS's and Seller's Obligations..........17
   5.4 Pre-Closing Covenants.......................................................17

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
ARTICLE 6 COVENANTS................................................................20
   6.1 Miscellaneous Covenants.....................................................20
   6.2 Restrictive Covenants.......................................................22
   6.3 Employee Covenants..........................................................24


ARTICLE 7 INDEMNIFICATION..........................................................25
   7.1 Survival of Representations and Warranties..................................25
   7.2 Indemnification by Seller...................................................26
   7.2A Indemnification by Walgreens...............................................27
   7.3 Indemnification by Buyer and NCS............................................27
   7.4 Third Party Claims..........................................................28
   7.5 Limitations on Indemnification of Buyer.....................................29
   7.6 Limitations on Indemnification of Seller....................................30
   7.7 General Limitations on Indemnification......................................30


ARTICLE 8 CONSTRUCTION.............................................................31
   8.1 Definitions.................................................................31
   8.2 Notices.....................................................................33
   8.3 Binding Effect..............................................................34
   8.4 Headings....................................................................34
   8.5 Exhibits and Schedules......................................................35
   8.6 Counterparts................................................................35
   8.7 Governing Law...............................................................35
   8.8 Waivers.....................................................................35
   8.9 Pronouns....................................................................35
   8.10 Time Periods...............................................................35
   8.11 No Strict Construction.....................................................35
   8.12 Modification...............................................................35
   8.13 Entire Agreement...........................................................35
   8.14 Severability...............................................................36
   8.15 Further Assurances.........................................................36
   8.16 Risk of Loss...............................................................36
   8.17 Retention and Access to Records............................................36
   8.18 Assistance and Cooperation.................................................36



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                            ASSET PURCHASE AGREEMENT
                            ------------------------



            THIS ASSET PURCHASE AGREEMENT ("Agreement") is entered into this 10th day of April, 1998, by and among NCS ACQUISITION SUB, INC., a Delaware corporation and wholly-owned subsidiary of NCS ("Buyer"), solely for purposes of
Article 4 and Sections 5.4.2, 5.4.5, 6.1.5, 6.1.7 and 7.3, NCS HEALTHCARE, INC., a Delaware corporation ("NCS"), WALGREENS ADVANCE CARE, INC., an Illinois Corporation ("Seller"), and, solely for purposes of Article 3A and Sections 5.4.5, 6.1.8, 6.2 and 7.2A, WALGREEN CO., an Illinois corporation ("Walgreens").

                                    RECITALS:
                                    ---------

            A. The Seller's Extended Care division is engaged, among other things, in the business of providing pharmaceuticals, drugs, biologicals, medical devices and other health or medical supplies and related services to nursing homes, other institutional care facilities and individuals residing in such facilities (the "Business").

            B. The parties desire that the Seller sell to Buyer and that Buyer purchase from the Seller substantially all of the assets that are used or useful primarily in the Business upon the terms and conditions hereinafter set forth.

            C. Walgreens owns one hundred percent (100%) of the outstanding shares of capital stock of the Seller and will benefit from the sale of the assets of the Business by the Seller hereunder.

            D. NCS owns one hundred percent (100%) of the outstanding shares of the capital stock of Buyer and will benefit from the sale of the assets by the Seller hereunder.

            In consideration of and in reliance upon the representations, warranties and obligations in this Agreement, the parties agree as follows:

                                    ARTICLE 1

                  PURCHASE OF ASSETS; ASSUMPTION OF LIABILITIES
                  ---------------------------------------------

            1.1 DEFINITION REFERENCE. Certain capitalized terms are defined in
Section 8.1.

            1.2 PURCHASED ASSETS. On the Closing Date, the Seller agrees to sell, deliver, transfer, assign and convey to Buyer free of all Liens other than Permitted Liens, and Buyer agrees to purchase, all right, title and interest in and to all of the Seller's properties, assets, and rights owned, used, acquired for use, or arising or existing primarily in connection with the Business, whether known or unknown, tangible or intangible, real, personal or mixed and wherever located, including, without limitation, all cash, property, plant, equipment, accounts receivable (except as provided in Section 1.3(a) below), inventories, books and records, permits and other governmental authorizations pertaining to the Business (to the extent such permits and authorizations may legally be assigned), all proprietary information and rights owned or used by or useful to the Seller primarily in the operation of the Business, including, without limitation, all patents, patent applications, copyrights, trademarks, trade names (other than the trade names "Advance Care," "Walgreen" and "Walgreens Advance Care"), licenses or other rights to technology or information, trade secrets, customer and supplier lists, estimating and bidding methodologies, computer software and programming, and all other intangible property and goodwill associated with the Business; PROVIDED, HOWEVER, that (a) the Seller shall not sell and Buyer shall not purchase the Retained Assets described in
Section 1.3 hereof, and (b) as to contracts, subject to the terms of Section
6.1.5 hereof, the Seller shall assign and Buyer shall assume only those contracts of the Seller that are described and expressly set forth in Section 1.4(a) hereof. The assets to be purchased and sold pursuant to this Agreement are sometimes collectively referred to as the "Purchased Assets."

            1.3 RETAINED ASSETS. The Seller shall not sell, transfer or assign, and Buyer shall not purchase (a) the third party centrally processed accounts receivable as listed on SCHEDULE 1.3 (which Schedule will be updated immediately prior to the Closing and, if necessary, adjusted post-Closing based on a final calculation as of the Closing Date), (b) rights of the Seller arising under this Agreement, (c) the Seller's corporate minute books, stock records, and tax returns or other similar corporate books and records, and those records originals of which the Seller is required to maintain under applicable laws (PROVIDED, copies of the same that relate to the Business will be made available to Buyer), (d) rights of the Seller in any pending litigation, (e) all contracts of the Seller that are NOT described in Section 1.4 or otherwise as provided in
Section 6.1.5 hereof, (f) the trade names "Advance Care," "Walgreen" and "Walgreens Advance Care" and all variants thereof, (g) any other assets of the Seller that are specifically set forth on SCHEDULE 1.3, and (h) any other assets of the Seller not owned, used or useful primarily in the Business (collectively, the "Retained Assets").

            1.4 ASSUMED LIABILITIES. On the Closing Date, Buyer agrees to assume only the following liabilities of the Seller (a) the contracts set forth on
SCHEDULE 1.4(a) to the extent such contract liabilities accrue and relate solely to the period after the Closing (subject to the terms of Section 6.1.5 hereof),
(b) the accrued employee benefits, including vacation pay of employees of the Seller who work primarily in the Business and who are hired by Buyer simultaneously with the Closing, which amount shall be determined by the mutual agreement of the Seller and Buyer immediately prior to the Closing Date and shall be set forth at the Closing on SCHEDULE 1.4(b) (which Schedule will be updated immediately prior to the Closing and, if necessary, adjusted post-Closing based on a final calculation as of the Closing Date), and (c) open purchase orders for inventory, supplies and the like which are ordered in the ordinary course of business consistent with past practice by the Seller for the Business prior to the Closing Date and such inventory, supplies and the like are delivered to Buyer after the Closing Date (collectively, the "Assumed Liabilities"). Nothing in this Section 1.4 shall be construed or implied to impose upon Buyer any Liabilities of the Seller, except as set forth in this
Section 1.4.



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            1.5 RETAINED LIABILITIES. Notwithstanding anything in this Agreement to the contrary, except for the Assumed Liabilities expressly provided in
Section 1.4, Buyer shall not assume and shall not be liable for any Liabilities of the Seller or any Affiliate of the Seller of any nature whatsoever, whether related to the Business or otherwise, relating, in any manner, to the Seller's operation of the Business on or before the Closing Date or any event or occurrence on or before the Closing Date (the "Retained Liabilities"), including, without limitation, any Liabilities for or relating to Taxes, trade or other accounts payable of the Seller, litigation, employee benefits, employee compensation, workers' compensation, COBRA benefits (including any that may result from this transaction) or other employment or labor-related claims or obligations of the Seller, environmental liabilities, product warranty or product liability claims, any pension or other employee benefit plan liabilities, any claims under any contract or arrangement or any other contingent liabilities, whether known or unknown.

            1.6 SATISFACTION OF LIABILITIES BY SELLER. To preserve for Buyer the opportunity to maintain good relations with the creditors, suppliers and vendors of the Business and preclude the assertion of claims for nonpayment against Buyer, the Seller agrees to pay or otherwise satisfy and discharge promptly after the Closing, or otherwise in accordance with their terms, all Retained Liabilities of the Seller to its creditors, suppliers and vendors.

                                    ARTICLE 2

                                  CONSIDERATION
                                  -------------

            2.1 PURCHASE PRICE. In consideration for the Purchased Assets and the noncompetition obligation of the Seller and Walgreens set forth in Section 6.2.2, Buyer will (a) assume the Assumed Liabilities, and (b) pay to the Seller an aggregate amount equal to Fifty-seven Million Dollars ($57,000,000) LESS the amount of the accrued employee benefits, including vacation pay, assumed by Buyer pursuant to Section 1.4(b) above (the "Purchase Price"). The Purchase Price will be subject to adjustment as provided in Section 2.2 below. The Purchase Price will be payable at the Closing by (i) crediting the Four Million Dollar ($4,000,000) deposit paid to Seller by NCS upon the execution of that certain Addendum to Proposal to Purchase Assets, dated March 20, 1998, between NCS and Seller (the "Addendum"), and (ii) by wire transfer of the balance of the Purchase Price in immediately available United States federal funds to an account designated by the Seller at least two (2) business days prior to the Closing Date.

            2.2 PURCHASE PRICE ADJUSTMENTS. If the Valued Assets being acquired by Buyer have a net book value at the Closing (the "Net Asset Value") of less than Ten Million Eight Hundred Ninety-nine Thousand Seven Hundred Twenty-two Dollars ($10,899,722) (the "Target Value"), the Purchase Price payable at the Closing will be further reduced by the excess of the Target Value over the Net Asset Value. If the Valued Assets being acquired by Buyer have a Net Asset Value of more than the Target Value, the Purchase Price payable at the Closing will be increased by the excess of the Net Asset Value over the Target Value. The Net Asset Value will be determined pursuant to Section 2.3 hereof.

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

            2.3 DETERMINATION OF NET ASSET VALUE. Within three (3) days preceding the Closing Date, the Chief Financial Officer of the Seller shall deliver a certificate to Buyer setting forth such officer's good faith estimate of the Net Asset Value of the Valued Assets as of the Closing Date (the "CFO's Certificate") for the purpose of determining any adjustment to the Purchase Price to be paid by Buyer at the Closing. The Net Asset Value of the Valued Assets shall be the book value of the Valued Assets determined as follows:

                (a) INVENTORY. The Net Asset Value of the "marketable" inventory shall be determined based on a physical inventory of the inventory which shall be taken by an independent and nationally recognized inventory service immediately prior to the Closing Date, which physical inventory may be observed by representatives of the Seller and Buyer. For purposes of this Section 2.3(a), the inventory shall be valued as described on SCHEDULE 2.3(a) hereto and shall be considered "marketable" only if it satisfies the criteria set forth on
SCHEDULE 2.3(a) hereto. The cost of the inventory service shall be shared equally by the Seller and Buyer. Within three (3) days after the taking of the inventory, the inventory service shall provide to the Seller and Buyer its estimate of the amount of the inventory based on the preceding methodology. The Seller and Buyer shall then have five (5) days to submit any comments or objections with respect to the inventory to the inventory service. Within three
(3) days thereafter, the inventory service shall notify the Seller and Buyer of its final calculation of the amount of the inventory, which calculation shall be final and binding on Buyer and the Seller for the purpose of determining the value of the "marketable" inventory on such date.

                (b) ACCOUNTS RECEIVABLE. The Seller acknowledges and agrees that the estimate of the Net Asset Value of the accounts receivable shall fix an allowance for doubtful accounts at seven percent (7%) of the Seller's gross accounts receivable relating to the Business and included in the Purchased Assets. In calculating the Net Asset Value of the Seller's accounts receivable relating to the Business and included in the Purchased Assets as described in
Section 2.3(d) below, Buyer shall calculate the gross amount of such accounts receivable as of the Closing Date and apply the same percentage of allowance for doubtful accounts as referred to above. In calculating the gross amount of such accounts receivable, Buyer shall not be entitled to any adjustments for additional write-offs made by Buyer of accounts receivable as of the Closing.

                (c) FIXED ASSETS. The Net Asset Value of the Fixed Assets shall be determined based upon the cost of such assets less the amount of depreciation through the Closing Date. In calculating the Net Asset Value of the Fixed Assets, Buyer shall use the same depreciation methodology as used by the Seller in its preparation of the CFO's Certificate.

                (d) BUYER'S DETERMINATION. Within forty-five (45) days after the Closing, Buyer shall prepare and deliver to the Seller, a certificate as to its calculation using the methodology described in Section 2.3(a)-(c) above of the Net Asset Value as of the Closing Date (the "Buyer's Certificate") and the resulting additional adjustment to the Purchase Price, if any, which will be the difference between the Net Asset Value on the CFO's Certificate and the Net Asset Value on the Buyer's Certificate (the "Purchase Price Adjustment"). Buyer shall provide the Seller with appropriate backup for its calculation of the Net Asset Value. If the Seller does not


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

dispute the Net Asset Value set forth on the Buyer's Certificate within fifteen
(15) business days after receipt of same, the Net Asset Value set forth on the Buyer's Certificate shall become the final Net Asset Value and the Seller shall reimburse to Buyer, or Buyer shall pay to the Seller, as the case may be, the Purchase Price Adjustment by wire transfer in immediately available United States federal funds within five (5) days of the Net Asset Value becoming finalized. If the Seller disputes the Net Asset Value set forth on the Buyer's Certificate, it shall deliver written notice to Buyer specifying, in reasonable detail, the nature and basis of such dispute (the "Seller's Dispute Notice"). Buyer and the Seller shall attempt in good faith to reach an agreement with regard to the Net Asset Value within twenty (20) days after the Seller's Dispute Notice is received by Buyer, in which event the Net Asset Value, as agreed to, shall be the conclusive and binding Net Asset Value, and the Seller shall reimburse to Buyer, or Buyer shall pay to the Seller, as the case may be, the Purchase Price Adjustment, by wire transfer in immediately available United States federal funds within five (5) days of the Net Asset Value becoming finalized.

                (e) FINAL DETERMINATION. If Buyer and the Seller are unable to resolve the Net Asset Value within the aforesaid 20-day period, the parties shall, promptly after the expiration of such time period, submit their unresolved dispute to a nationally (or, if none is available, regionally) recognized accounting firm not affiliated in any way with the Seller or Buyer as selected by Buyer and approved by the Seller, which approval shall not be unreasonably withheld (the "Net Asset Value Arbiter"). Promptly, but no later than thirty (30) days after acceptance of its appointment, the Net Asset Value Arbiter shall render a written report as to the resolution of the dispute and the resulting calculation of the Net Asset Value. The decision of the Net Asset Value Arbiter will be delivered in writing to Buyer and the Seller, will be final and binding upon such parties, and payment by either the Seller or Buyer, as the case may be, to the other of the Purchase Price Adjustment, shall be made by wire transfer in immediately available United States federal funds within five (5) days of the Net Asset Value becoming finalized by the Net Asset Value Arbiter. The Net Asset Value Arbiter shall have exclusive jurisdiction over, and resort to the Net Asset Value Arbiter as provided in this paragraph shall be the sole recourse and remedy of the parties against one another or any other person with respect to determining the Net Asset Value. The fees and expenses of the Net Asset Value Arbiter shall be borne equally by Buyer and the Seller.

            2.4 ALLOCATION. The Purchase Price shall be allocated among the Purchased Assets in the manner required by Section 1060 of the Internal Revenue Code of 1986, as amended.

                                    ARTICLE 3

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER
                  --------------------------------------------

            The Seller represents and warrants to Buyer as follows:

            3.1 ORGANIZATION.

                3.1.1 ORGANIZATION AND POWER. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois. Seller has full


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corporate power to own, lease and operate the Purchased Assets owned, leased or operated by it and carry on the Business as and where such assets are now owned or leased and as such Business is presently being conducted.

                3.1.2 QUALIFICATION. SCHEDULE 3.1.2 lists all of the states and countries in which Seller (i) owns or leases real property used primarily in the Business, (ii) maintains sales offices or sales agents used primarily in the Business, or (iii) maintains inventory used primarily in the Business. The Seller is not, and is not required to be, qualified to do business as a foreign corporation in connection with the Business in any states or countries other than those listed in SCHEDULE 3.1.2, and the Seller is duly qualified as a foreign corporation to do business in each of those states or countries, except for where the failure to so qualify would not have a material adverse effect on the Business or the Purchased Assets.

            3.2 AGREEMENTS.

                3.2.1 ENFORCEABILITY. All requisite corporate action to approve, execute, deliver and perform this Agreement and each other agreement and document delivered by Seller in connection herewith has been taken by Seller. This Agreement and each other agreement and document delivered by Seller in connection herewith has been duly executed and delivered by Seller and constitutes the binding obligation of Seller enforceable in accordance with its respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting rights of creditors generally or by principles of equity.

                3.2.2 CONSENTS. Except as required by the HSR Act and as set forth on SCHEDULE 3.2.2, no approval or consent of, or filing with, any Person or Governmental Authority is required in connection with the transactions contemplated hereby or the execution, delivery or performance by Seller of this Agreement or any other agreement or document delivered by or on behalf of Seller in connection herewith.

                3.2.3 NO CONFLICTS. Except as set forth on SCHEDULE 3.2.3, no action taken or required to be taken by or on behalf of Seller in connection herewith, including, but not limited to, the execution, delivery and performance of this Agreement, and each other agreement and document delivered by the Seller in connection herewith:

                        (a) to the Knowledge of Seller, gives rise to a right of
            termination or acceleration under any Contract by which it is bound;

                        (b) to the Knowledge of Seller, disrupts or impairs any
            business relationship which Seller has with any vendor, manufacturer, dealer, distributor, sales representative, supplier or customer;

                        (c) conflicts with or violates, in any material respect:

                            (i) any Law;



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

                            (ii) the Seller's Articles of Incorporation or
                      Bylaws;

                            (iii) any Contract by which Seller is bound;

                            (iv) any order, arbitration award, judgment,
                      decree or other similar restriction to which Seller is subject; or

                        (d) constitutes an event which, after notice or lapse of
            time or both, could result in any of the foregoing, in each case, with respect to the foregoing clauses (a) through (d), which could reasonably be expected to have a material adverse effect on the Purchased Assets, the Business, or Seller's ability to consummate the transactions contemplated by this Agreement.

            3.3 FINANCIAL.

                3.3.1 FINANCIAL RECORDS. SCHEDULE 3.3.1 consists of (a) a schedule of the Valued Assets as of February 28, 1998 (the "Acquisition Balance Sheet"), and (b) an unaudited statement of income for the Business, including a statement of the direct revenues and expenses of the Business, for the eighteen
(18) month period through February 28, 1998, each of (a) and (b) as prepared by the Seller. Except as set forth on SCHEDULE 3.3.1, all such financial records were compiled from the Seller's books of account, are accurate and complete in all material respects, and present fairly the Valued Assets and the results of operations of the Business at the date and for the period indicated.

                3.3.2 NO CHANGES. Since January 31, 1998, Seller has, in all material respects, operated the Business only in the ordinary course, consistent with past practice. Since that date, there has not been any material adverse change, or event or circumstance which might reasonably be expected to result in a material adverse change, in the Purchased Assets or the Business that is specific to Seller and not to the Seller's industry as a whole. Without limiting the generality of the foregoing, since January 31, 1998, except as listed on
SCHEDULE 3.3.2, there has not been , with respect to the Business, any:

                      (a) waiver, release, cancellation or compromise of any
            debts owed to it or claims or rights against others exceeding $50,000 in the aggregate;

                      (b) purchase or lease (or commitment to purchase or
            lease) any assets (other than inventory) in excess of Fifty Thousand Dollars ($50,000) individually or Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate;

                      (c) (i) creation, incurrence or assumption of any debt
            for borrowed money, (ii) assumption, guarantee, endorsement or other act of becoming liable or responsible for the obligation of any other Person, or (iii) making of any loans, advances or capital contributions to, or investments in, any other Person;

                      (d) new Contract entered into, except in the ordinary
            course of business consistent with past practice, or then existing Contract modified or terminated under circumstances which might adversely affect the condition (financial or otherwise) or prospects of the Business taken as a whole; or

                      (e) sale or disposition of any assets other than (i)
            inventory in the ordinary course of business or (ii) assets individually worth more than $3,000 or in the aggregate worth more than $20,000.

                3.3.3 TAXES. All Tax returns, reports and declarations (hereinafter collectively, "Tax Returns") required by any Governmental Authority to be filed in connection with the properties, business, sales, income, expenses, net worth and franchises of the Seller, the failure of which to file would have a material adverse effect on the Purchased Assets, have been timely filed, and such returns are correct and complete in all material respects. All Tax due in connection with the properties, business, sales, income, expenses, net worth and franchises of the Seller has been paid, other than any Tax which is not yet due or which, if due, is not yet delinquent or is being contested in good faith. There are no Tax claims, audits or proceedings pending in connection with the properties, business, income, expenses, net worth and franchises of the Business, and, to the Knowledge of the Seller, there are no such threatened claims, audits or proceedings. There are not currently in force any extensions of time with respect to the dates on which any Tax Return was or is due to be filed by the Seller, or any waivers or agreements for the extension of time for the assessment or payment of any Tax.

            3.4 LEGAL.

                3.4.1 COMPLIANCE WITH LAWS. Seller is not in violation, in any material respects, of any outstanding arbitration award, judgment, order or decree relating in any manner to the Purchased Asset or the Business. SCHEDULE
3.4.1 lists all material permits, licenses, approvals or authorizations of any Governmental Authority required by Seller to conduct the Business (the "Permits"). All such Permits have been legally obtained and maintained by the Seller and are in full force and effect in all material respects. No proceeding is pending to revoke or limit any Permit. The Seller has timely made all filings required to be made in connection with the sale of the products of the Business in each state where they have sold products, the failure of which to file would have a material adverse effect on the Purchased Assets, and, to the Knowledge of Seller, no such filing has been the subject of any inquiry or investigation. In the past year, there have been no material claims, notices, orders or directives issued by any Governmental Authority with respect to the Business or the Purchased Assets.

                3.4.2 LITIGATION. Except as listed in SCHEDULE 3.4.2:

                     (a) no claim, litigation, investigation or proceeding is
            pending or, to the Knowledge of the Seller, threatened against Seller relating in any manner to the Business or the Purchased Assets, which would have a material adverse effect on the Purchased Assets or the Business; and

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

                      (b) no arbitration award, judgment, order, decree or
            similar restriction is outstanding against or relating in any manner to the Business or the Purchased Assets, which would have a material adverse effect on the Purchased Assets or the Business.

            3.5 BUSINESS.

                3.5.1 EMPLOYMENT. As it relates to the Business, as of February 28, 1998, the Business employed a total of three hundred ninety-three (393) employees, all of which were full-time. SCHEDULE 3.5.1 lists the names, current annual compensation rates and other compensation arrangements of each of the Seller's employees at the Business. Seller has paid in full to all employees of the Business, or made appropriate accruals for on its books of account, all wages, commissions, bonuses and other direct compensation for all services performed by them. Seller has withheld or collected from each payment made to each of its employees of the Business the amount of all Taxes required to be withheld or collected therefrom, and Seller has paid the same when due to the proper Governmental Authorities, the failure of which to withhold would have a material adverse effect on the Purchased Assets or the Business. There are no pending controversies, grievances or claims by any of the employees, former employees or beneficiaries of employees of the Business with respect to their employment or benefits incident thereto, including, but not limited to, sexual harassment and discrimination claims and claims arising under workers' compensation laws ("Employee Claims"). There is no union representation of the Business, there has been no attempt by a labor organization to organize the Business into a collective bargaining unit, and there is no basis to believe that there is any imminent threat of an attempt to organize a union at the Business. Except as set forth on SCHEDULE 3.5.1, since February 28, 1998, other than normal increases using standards consistent with past practice, there has not been any general increase made or promised in the level or rate of salaries or compensation (including, but not limited to, bonuses) of any of the Business' employees, increases made or promised in the salary or compensation (including, but not limited to, bonuses) paid to or accrued for the benefit of any employee, director, representative or agent of the Business.

                    3.5.1.1 WORKER ADJUSTMENT AND RETRAINING NOTIFICATION ACT ("WARN"). Seller represents that SCHEDULE 3.5.1.1 indicates each of the Leased Properties and, with respect to each, lists each and every employee employed there as of January 1, 1998. In addition, if any of the employees listed within
SCHEDULE 3.5.1.1 (i) incurred an employment termination, other than a discharge for cause, voluntary departure or retirement; (ii) was laid off for any reason; or (iii) experienced a reduction in hours of work of more than fifty percent (50%) from January 1, 1998, to the date of this Agreement, such shall be indicated next to the employee's name, with the date of such occurrence(s) provided.

                3.5.2 CONTRACTS. SCHEDULE 3.5.2 contains a complete and accurate list of the material Contracts of the Seller that relate to the Business. The Seller has delivered or made available to Buyer copies of such written Contracts which are accurate and complete in all material respects, in each case with all material modifications and amendments thereto. There has been no material modification or termination of any such Contract or Lease Agreement under circumstances which would reasonably be expected to have a material adverse effect on the Business and each such Contract and Lease Agreement is valid and in full force and effect.

                3.5.3 COMPLIANCE WITH CONTRACTS. Except as set forth on SCHEDULE 3.5.3, with respect to the Contracts and Lease Agreements that are being assigned to Buyer hereunder, the Seller is not in material default under or in material violation of any thereof, and no event has occurred which, with notice or lapse of time or both, would constitute such a material default or material violation. There have been no discussions or correspondence concerning a breach by Seller or termination of any of the foregoing. To the Knowledge of the Seller, there is no material default under or any material violation of any of the foregoing by any other party thereto.

                3.5.4 PREPAYMENTS AND DEPOSITS. Seller has not received any prepayments or deposits from customers of the Business for products to be shipped, or services to be performed, in the future.

                3.5.5 SUPPLIERS AND CUSTOMERS. No supplier or customer which accounted for more than five percent (5%) of Business' sales or purchases in the past year has terminated, or, to the Knowledge of Seller, threatened to terminate, its relationship with Seller.

            3.6 ASSETS.

                3.6.1 TITLE. The Purchased Assets are, or at the Closing will be, free and clear of all Liens other than the Permitted Liens. Seller owns or leases all of the Purchased Assets. Except for the Retained Assets, assets leased under Contracts listed on SCHEDULE 3.5.2 and immaterial personal property of employees, the Purchased Assets include all assets that are useful, or are being used, primarily to operate the Business. All of the Contracts by which Seller is bound with respect to which Buyer is acquiring the rights of Seller pursuant to Section 1.4 hereof are valid, in full force and effect, and, in all material respects, enforceable in accordance with their terms and, to the Knowledge of Seller, will not be affected by the consummation of the transaction contemplated hereby, except to the extent that any consent required in connection with the assignment thereof is not obtained. There exists no condition affecting the title to or use of any part of the Purchased Assets that would prevent Buyer from occupying, using, or enforcing its rights in respect of any part of the Purchased Assets to the same full extent that the Seller could continue to do so if the transactions contemplated hereby did not take place.

                3.6.2 ACCOUNTS RECEIVABLE. To the Knowledge of Seller, none of the accounts receivable relating to the Business and included in the Purchased Assets are subject to any set-off or counterclaim. SCHEDULE 3.6.2 sets forth the aging summaries of the accounts receivable relating to the Business as of the date of the Acquisition Balance Sheet.

                3.6.3 INVENTORIES. All inventory has been valued on the Acquisition Balance Sheet at the cost reflected on the most recent vendor invoice.

                3.6.4 CONDITION. All of the Fixed Assets included in the Purchased Assets are in operating condition, normal wear and tear excepted. Except as provided in the preceding sentence, the Fixed Assets are being transferred AS IS, WHERE IS, WITH ALL FAULTS, and the Seller disclaims any express or implied warranties, including the warranties of merchantability or fitness for a particular purpose.

                3.6.5 INTELLECTUAL PROPERTY. SCHEDULE 3.6.5 lists all material Intellectual Property Rights owned by Seller or in which (as noted on such Schedule) Seller has any rights or licenses which is useful or used primarily in the Business. To the Knowledge of the Seller, there has not been any infringement or alleged infringement by others of any such Intellectual Property Rights. Except as set forth in SCHEDULE 3.5.2, Seller is not a party to any material contract, whether as licensor, licensee, franchisor, franchisee, dealer, distributor, or otherwise, with respect to any Intellectual Property Rights or Trade Secrets which is useful or used primarily in the Business. The Seller has the right to use all Intellectual Property Rights as are necessary to enable the Seller to conduct all phases of the Business in the manner presently conducted, and the use of the trade name "Advance Care," and, to the Knowledge of Seller, the use of any other Intellectual Property Rights, has not conflicted with, infringed, or otherwise violated any rights of any Person. The Intellectual Property Rights listed in SCHEDULE 3.6.5 are valid and in full force and effect and are not subject to any material interference action or other judicial, arbitration, or other adversary proceeding, the effect of which would have a material adverse effect on the Purchased Assets or the Business.

            3.7 REAL PROPERTY. Seller does not own any real property that is used primarily in the Business, nor has Seller agreed to acquire any real property or any fee interest in any real property. Except as set forth on
SCHEDULE 3.7, Seller has the exclusive right to possess, use and occupy their respective Leased Properties pursuant to valid and binding lease agreements that are enforceable in all material respects (the "Lease Agreements"). To the Knowledge of Seller, none of the buildings, structures, improvements or appurtenances of the Leased Properties, nor the operation or maintenance thereof, violates in any material respect any restrictive covenant or any provision of any Law, or encroaches on any property owned by others. To the Knowledge of Seller, all accounts for work and services performed and materials placed or furnished upon or in respect to the Leased Properties at the request of Seller have been fully paid and satisfied and no person is entitled to claim a Lien under any Law against the Leased Properties or any part thereof in connection therewith. To the Knowledge of Seller, there is nothing owing in respect of the Leased Properties by Seller to any municipal corporation or to any other corporation or commission owning or operating a public utility for water, gas, electrical power or energy, steam or hot water, or for the use thereof, other than current accounts in respect of which the payment due date has not yet passed. To the Knowledge of Seller, there are no material structural repairs or replacements that are necessary with respect to the Leased Properties. To the Knowledge of Seller, no underground storage tanks are or have been located on the Leased Properties. The Seller has delivered to Buyer true and complete copies of the Lease Agreements and all environmental audits, evaluations, assessments, studies or tests relating to the Leased Properties and their use which are within the possession or control of the Seller.

            3.8 MISCELLANEOUS.

                3.8.1 CONFLICTS OF INTEREST. Except as set forth on SCHEDULE 3.8.1, to the Knowledge of Seller, no shareholder, director or employee of Seller, nor any relative of any director or employee of Seller nor any Affiliate of any of the foregoing:

                      (a) owns, directly or indirectly, any interest in, or is
            an employee or agent of, any entity which is a competitor, lessor, lessee, customer or supplier of the Business;

                      (b) owns, directly or indirectly, any interest in, any
            tangible or intangible property, asset, or right which the Seller uses in the Business;

                      (c) has any cause of action or claim against, owes any
            amount to, or is owed any amount by the Business;

                      (d) is a party to any Contract with the Business; or

                      (e) received a loan, gift or advance from the Seller
            that in any manner relates to the Business during the three (3) year period preceding the Closing Date.

                3.8.2 FULL DISCLOSURE. No representation or warranty by Seller in this Agreement and no statement contained in any Schedule to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

                                   ARTICLE 3A

                   REPRESENTATIONS AND WARRANTIES OF WALGREENS
                   -------------------------------------------

                  Walgreens represents and warrants to Buyer as follows:

            3A.1 ENFORCEABILITY. Walgreens is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois. Walgreens has full corporate power and authority to execute, deliver and perform this Agreement and each of the agreements and documents delivered by Walgreens in connection herewith. This Agreement and each other agreement and document delivered by Walgreens in connection herewith has been duly executed and delivered by Walgreens and constitutes the binding obligations of Walgreens enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting rights creditors generally or by principles of equity.

            3A.2 CONSENTS. Except as required by the HSR Act, no approval or consent of, or filing with, any Person or Governmental Authority is required in connection with the execution, delivery or performance by Walgreens of this Agreement or any other agreement or document delivered by Walgreens in connection herewith.

            3A.3 NO CONFLICTS. No action taken or required to be taken by or on behalf of Walgreens in connection with the execution, delivery and performance of this Agreement, and each other agreement and document delivered by Walgreens in connection herewith conflicts with or violates: (a) any Law; (b) Walgreens' Articles of Incorporation or Bylaws; (c) any order, arbitration award, judgment, decree or other similar restriction to which Walgreens is subject.

                                    ARTICLE 4

                 REPRESENTATIONS AND WARRANTIES OF BUYER AND NCS
                 -----------------------------------------------

            Buyer and NCS, jointly and severally, represent and warrant to the Seller as follows:

            4.1 ORGANIZATION AND POWER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and at the Closing will be qualified to do business in each state where such qualification is necessary. Buyer has full corporate power and authority to execute, deliver and perform this Agreement and all other agreements and documents to be executed and delivered by it in connection herewith. NCS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. NCS has full corporate power and authority to execute, deliver and perform this Agreement and all other agreements and documents to be executed and delivered by it in connection herewith.

            4.2 AGREEMENTS.

                4.2.1 ENFORCEABILITY. All requisite corporate action to approve, execute, deliver and perform this Agreement and each other agreement and document delivered by Buyer and NCS in connection herewith has been taken by Buyer and NCS. This Agreement and each other agreement and document delivered by Buyer and NCS in connection herewith have been duly executed and delivered by Buyer and NCS and constitutes the binding obligations of Buyer and NCS enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting rights of creditors generally or by principles of equity.

                4.2.2 CONSENTS. Except as required by the HSR Act, no approval or consent of, or filing with, any Person or Governmental Authority is required in connection with the transactions contemplated hereby or the execution, delivery or performance by Buyer or NCS of this Agreement or any other agreement or document delivered by Buyer or NCS in connection herewith.

                4.2.3 NO CONFLICTS. No action taken by or on behalf of Buyer or NCS in connection herewith, including, but not limited to, the execution, delivery and performance of this Agreement, and each other agreement and document delivered by them in connection herewith, conflicts with or violates, in any material respect (a) any Law, (b) Buyer's Certificate of Incorporation or Bylaws, (c) NCS's Certificate of Incorporation or Bylaws, (d) any contract by which Buyer or NCS is bound, or (e) any order, arbitration award, judgment, decree or other similar restriction to which either Buyer or NCS is subject, or constitutes an event which, after notice or lapse of time or both, could result in any of the foregoing, in each case, with respect to the foregoing clauses (a) through (e), which could reasonably be expected to have a material adverse effect on Buyer's or NCS' business or their ability to consummate the transactions contemplated by this Agreement.

                4.2.4 FULL DISCLOSURE. No representation or warranty by Buyer or NCS in this Agreement and no statement contained in any Schedule to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

            4.3 NO INVESTIGATION. Except as set forth on SCHEDULE 4.3 attached hereto, to the knowledge of NCS, neither NCS nor Buyer currently is under investigation by any Governmental Authority.

                                    ARTICLE 5

                               CLOSING; CONDITIONS
                               -------------------

            5.1 CLOSING. The consummation of the transactions contemplated hereby (the "Closing") shall take place at 10:00 a.m. (local time) on a mutually agreed upon date that is within five (5) business days after the satisfaction or written waiver of the conditions contained in Sections 5.2, 5.3 and 5.3A (the "Closing Date") at the offices of Seller, or on such other date, place or time as the parties may mutually agree. The transfers and deliveries herein contemplated will be mutually interdependent and regarded as occurring simultaneously; and no such transfer or delivery will become effective until all of the transfers and deliveries provided for in Sections 5.2 and 5.3 have been consummated. The transfers and deliveries herein contemplated will be deemed to have occurred and the Closing will be effective as of the start of business on the Closing Date.

            5.2 CONDITIONS TO BUYER'S AND NCS'S OBLIGATIONS. The obligation of Buyer and NCS to perform this Agreement is subject to satisfaction or written waiver of the following conditions at or before the Closing:

                5.2.1 AGREEMENTS PERFORMED. Seller shall have performed in all material respects all of the obligations under this Agreement to be performed by it at or before the Closing;

                5.2.2 REPRESENTATIONS ACCURATE. The representations and warranties of Seller and Walgreens contained herein will continue to be accurate in all material respects as if made as of the Closing;

                5.2.3 CERTIFICATES. Buyer will have received a certificate from each of Seller and Walgreens, with the referenced attachments, in the form of EXHIBITS A AND B, respectively, attached hereto;

                5.2.4 NO CHANGE. There will have been no material adverse change in the Business or the Purchased Assets taken as a whole;

                5.2.5 LEGAL ACTION. There will be no pending or threatened legal action or inquiry that challenges the validity or legality of or seeks or could reasonably be expected to prevent, delay or impose conditions on the consummation of the transactions contemplated by this Agreement;

                5.2.6 CONSENTS. Buyer will have received all consents and approvals of all Governmental Authorities (other than under the HSR Act) necessary for Buyer and the Seller to execute, deliver and perform this Agreement, and the consents and approvals of all Persons listed on SCHEDULE 3.2.2;

                5.2.7 LIEN TERMINATION STATEMENTS. Buyer will have received termination statements of all security interests in, and releases of all Liens, other than Permitted Liens, on, the Purchased Assets, including, but not limited to, UCC Termination Statements;

                5.2.8 TRANSFER INSTRUMENTS. Buyer will have received from Seller a general bill of sale and assignment ("Bill of Sale") and such certificates of title (including, but not limited to, those for motor vehicles), endorsements, assignments in recordable form (including, but not limited to, those for the Leased Properties and all of Seller's Intellectual Property Rights owned, useful or used primarily in the Business), affidavits, and other instruments of transfer, all of which shall be in form and substance reasonably satisfactory to the Seller and Buyer, as shall be required to permit Buyer to acquire the Purchased Assets, free of any Liens other than the Permitted Liens;

                5.2.9 ASSIGNMENT OF CONTRACTS. Buyer will have received from Seller an instrument, in form and substance reasonably satisfactory to Seller and Buyer, pursuant to which Seller assigns the Contracts set forth on SCHEDULE 1.4(a) to Buyer;

                5.2.10 LEGAL OPINION. Buyer will have received an opinion of counsel of the Seller and Walgreens, in a form and substance reasonably acceptable to Buyer and its counsel, dated as of the Closing Date; and

                5.2.11 OTHER. Buyer will have received each other document required to be delivered to Buyer hereunder.

            5.3 CONDITIONS TO SELLER'S OBLIGATIONS. The obligation of the Seller to perform this Agreement is subject to satisfaction or written waiver of the following conditions at or before the Closing:

                5.3.1 AGREEMENTS PERFORMED. Buyer will have performed in all material respects all of the obligations under this Agreement to be performed by it at or before the Closing;

                5.3.2 REPRESENTATIONS ACCURATE. The representations and warranties of Buyer and NCS contained herein will continue to be accurate in all material respects as if made as of the Closing;

                5.3.3 CERTIFICATES. The Seller will have received a certificate from each of Buyer and NCS, with the referenced attachments, in the form of EXHIBITS C AND D, respectively, attached hereto;

                5.3.4 LEGAL ACTION. There will be no pending or threatened legal action or inquiry that challenges the validity or legality of or seeks or could reasonably be expected to prevent, delay or impose conditions on the consummation of the transactions contemplated by this Agreement;

                5.3.5 PAYMENT OF THE PURCHASE PRICE. The Seller will have received immediately available funds by wire transfer in the amount and to the accounts designated pursuant to Section 2.1 hereof;

                5.3.6 ASSUMPTION OF ASSUMED LIABILITIES. The Seller will have received an instrument, in form and substance reasonably satisfactory to the Seller and Buyer, pursuant to which Buyer assumes the Assumed Liabilities;

                5.3.7 LEGAL OPINION. The Seller will have received an opinion of counsel from Calfee, Halter & Griswold LLP, in a form and substance reasonably acceptable to the Seller and its counsel, dated as of the Closing Date; and

                5.3.8 OTHER. The Seller will have received each other document required to be delivered to it hereunder.

            5.3A CONDITIONS TO BUYER'S, WALGREENS', NCS'S AND SELLER'S OBLIGATIONS. The obligations of Seller, Walgreens, NCS and of Buyer, respectively, to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions:

                (a) HSR ACT. Any waiting period (and any extension thereof) under the HSR Act applicable to the transaction contemplated hereby shall have expired or shall have been terminated; and

                (b) NO ORDER. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions; PROVIDED, HOWEVER, that the parties hereto shall use their reasonable efforts to have any such order or injunction vacated.

            5.4 PRE-CLOSING COVENANTS.

                5.4.1 CONDUCT OF THE BUSINESS. From the date hereof until the Closing, except to the extent that Buyer otherwise consents in writing or except as disclosed on SCHEDULE 5.4.1 hereto, the Seller will operate the Business substantially as presently operated and only in the ordinary course. The Seller will use commercially reasonable efforts to preserve intact the present business organization and the relationships with persons having business dealings with the Business. Without limiting the generality of the foregoing, in connection with the Business, the Seller will not:

                      (a) purchase or lease (or commit to purchase or lease)
            any assets (other than inventory) in excess of Twenty-five Thousand Dollars ($25,000) individually or One Hundred Thousand Dollars ($100,000) in the aggregate;

                      (b) (i) create, incur or assume any debt (other than
            trade payables in the ordinary course of business, consistent with past practice), (ii) assume, guarantee, endorse or otherwise become liable or responsible for the obligation of any other Person, or
            (iii) make any loans, advances or capital contributions to, or investments in, any other Person;

                      (c) (i) increase in any manner the rate of compensation
            of any of its employees in the Business, other than normal increases using standards consistent with past practice or as required by any collective bargaining agreement, or (ii) pay or agree to pay any bonus, pension, retirement allowance, severance or other employee benefit not required or permitted by any existing Employee Benefit Plan or by applicable Law;

                      (d) permit any of the Purchased Assets to be subjected
            to any Lien other than Permitted Liens;

                      (e) enter into any Contract, except in the ordinary
            course of business consistent with past practice, or modify or terminate any Contract under circumstances which might adversely affect the condition (financial or otherwise) or prospects of the Business;

                      (f) sell or dispose of any assets other than (i)
            inventory in the ordinary course of business, or (ii) assets individually worth less than Three Thousand Dollars ($3,000) or in the aggregate worth less than Twenty Thousand Dollars ($20,000); or

                      (g) take any action the taking of which, or omit to take
            any action the omission of which, would cause any of the representations and warranties herein to fail to be true and correct in all material respects as of the date of such action or omission as though made at and as of the date of such action or omission, except as otherwise specifically contemplated by this Agreement.

                5.4.2 ACCESS. From the date hereof until Closing, upon reasonable notice, the Seller will provide NCS and Buyer and their representatives reasonable access to the personnel, facilities and all Books and Records and such other information and Persons relating to the Business as NCS and Buyer may reasonably request, provided that such access does not materially interfere with the operation of the Business. In addition, subject to applicable Law and the terms of the Lease Agreements, the Seller will permit NCS and Buyer to perform engineering, environmental and workplace condition surveys and such other physical inspections of the Leased Properties as NCS or Buyer may reasonably deem necessary, at Buyer's sole cost and expense, in such a manner that will not materially interfere with the Business. The parties hereto agree that the terms and conditions of the letter agreement, dated December 15, 1997, with regard to confidentiality shall remain in full force and effect and, to the extent any Proprietary Information (as defined in the December 15 letter agreement) does not relate to the Business, such letter agreement shall survive the Closing of this Agreement.

                5.4.3 SUPPLEMENTAL DISCLOSURE. Until the Closing, Seller will promptly notify Buyer of any event or circumstance that arises hereafter and that, had it existed on or prior to the date hereof, would have resulted in a material inaccuracy in a representation or warranty in Article 3.

                5.4.4 SATISFACTION OF CONDITIONS; HSR ACT FILING. Seller and Walgreens agree to use all reasonable efforts to cause each of the conditions set forth in Section 5.2 to Buyer and NCS proceeding with the Closing and in
Section 5.3.A to be satisfied at or before the Closing. Buyer and NCS agree to use all reasonable efforts to cause each of the conditions set forth in Section
5.3 to Seller and Walgreens proceeding with the Closing and in Section 5.3.A to be satisfied at or before the Closing. Each party hereto will use its reasonable efforts to obtain all authorizations, consents, orders and approvals of all federal, state and local regulatory bodies and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement, and will cooperate fully with the other party in promptly seeking to obtain all such authorizations, consents, orders and approvals. Each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby promptly after the execution of this Agreement and to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act. The parties hereto will not take any action that will have the effect of delaying, impairing or impeding the receipt of any required authorizations, consents, orders or approvals, PROVIDED, HOWEVER, that nothing in this Agreement shall be construed to prevent or impair NCS or Buyer from taking any action it deems reasonable in response to any action or proposed or threatened action by any Governmental Authority with jurisdiction over the enforcement of any applicable antitrust laws ("Governmental Antitrust Authority"). Each of the parties agrees to respond to a request for additional information or documentary material, if any, made pursuant to Section 803.20 of the Premerger Notification Rules by a Governmental Antitrust Authority in order to consummate the transaction contemplated by this Agreement. In no event shall any party be required to consummate a transaction different than the transaction contemplated by this Agreement, unless otherwise agreed to in writing by the parties hereto.

                5.4.5 TERMINATION. This Agreement may be terminated:

                      (a) by mutual written consent of Buyer and the Seller;

                      (b) by either Seller or Buyer, if the Closing shall not
            have occurred by the 105th calendar day after the date of this Agreement if the conditions set forth in Section 5.3.A(a) or Section 5.3.A(b) shall not have been satisfied; or

                      (c) by either Seller or Buyer, if the Closing shall not
            have occurred prior to the date that is four (4) months after the date of this Agreement; PROVIDED, HOWEVER, that the right to terminate this Agreement under Section 5.4.5 (b) or (c) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date.

If this Agreement is terminated pursuant to paragraph (a) of this Section 5.4.5 all provisions of this Agreement except Section 6.1.2 and the last sentence of
Section 5.4.2 will become void without any liability on the part of any party. If this Agreement is terminated pursuant to paragraph (b) or (c) of this Section 5.4.5, all rights and remedies of each party hereunder and all other provisions hereof related thereto will survive termination to the extent required so that any party responsible for any breach or nonperformance of its obligations hereunder prior to termination will remain liable for the damages resulting therefrom.

                                    ARTICLE 6

                                    COVENANTS
                                    ---------

            6.1 MISCELLANEOUS COVENANTS.

                6.1.1 PUBLICITY. All public announcements relating to this Agreement or the transactions contemplated hereby will be made only as may be agreed upon by the parties or as required by Law (it being agreed that the parties hereto or their Affiliates are entitled to disclose all requisite information concerning the transaction in any filings required with the United States Securities and Exchange Commission and pursuant to the HSR Act).

                6.1.2 EXPENSES. Except to the extent otherwise specifically provided herein or in the Addendum, Buyer will pay all of the expenses incident to the transactions contemplated by this Agreement that are incurred by Buyer, NCS or their representatives, and Seller will pay all of the expenses incident to the transactions contemplated by this Agreement which are incurred by Seller, Walgreens or their representatives or Affiliates. Notwithstanding the foregoing, Seller and Buyer agree that: (i) all sales taxes arising in connection with the transfer of the Purchased Assets shall be paid by Buyer, and (ii) Buyer shall pay all recording costs payable in connection with the transactions contemplated by this Agreement and transfer charges, if any, with respect to the transfer of motor vehicles. Additionally, the parties agree that all proratable items such as rent under the Lease Agreements, common area charges, utility charges, other obligations under the Lease Agreements, payments owed with respect to the Assumed Liabilities and all personal property taxes on the Purchased Assets or the Business shall be prorated as of the Closing Date. The Seller shall provide its good faith estimate of such prorations, using estimates if necessary, to Buyer at the time Seller provides the CFO's Certificate and Buyer or Seller, as the case may be, shall make the appropriate payment to the other on the Closing Date. As soon as reasonably possible after the Closing Date, the parties shall calculate the final correct amount of such prorations, and the Seller or Buyer, as the case may be, shall make the appropriate payment, if any, to the other within ten (10) days thereafter.

                6.1.3 NO ASSIGNMENT. Except as provided in the following sentence, no assignment of any part of this Agreement or any right or obligation hereunder may be made by NCS or Buyer without the prior written consent of Seller or by Walgreens or Seller without the prior written consent of Buyer, and any assignment attempted without that consent will be void. Without the consent of the Seller, Buyer may assign all or any part of this Agreement and all or any part of its rights and obligations hereunder to an Affiliate of NCS or Buyer, in which event, Seller will execute and deliver any documents reasonably requested by the assignee(s) in connection with such assignments, provided that, with respect to any such assignment, no such assignment will relieve Buyer or NCS of its obligations hereunder.

                6.1.4 ACCOUNTS RECEIVABLE AND PAYMENTS. Seller covenants and agrees to forward to Buyer, promptly after the Seller's receipt of the same, any and all payments that Seller or any Affiliate of Seller may receive in respect of the accounts receivable acquired by Buyer hereunder or any payments that relate or pertain to sales by Buyer after the Closing, which payments are delivered to Seller or are otherwise received by either Seller or any of its Affiliates. In the event that Buyer at any time receives checks payable to Seller for amounts owed to Buyer, Buyer shall deliver such checks to Seller and Seller shall endorse such checks to Buyer or remit to Buyer the amounts represented by such checks promptly after Seller's receipt of same. Similarly, Buyer shall promptly reimburse Seller for any Assumed Liabilities that are paid by the Seller after the Closing Date, so long as Seller provides Buyer at least five (5) days notice of their receipt of any Assumed Liabilities and Buyer does not object to payment of same within three (3) days after Buyer's receipt of Seller's notice. If Seller in good faith fails to provide Buyer such notice, Buyer will reimburse Seller for any Assumed Liabilities that are paid by Seller after the Closing Date, so long as the payment by Buyer of any such Assumed Liability is not disputed by Buyer.

                6.1.5 ASSIGNMENT OF CONTRACTS, RIGHTS, ETC. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Contract or any claim or right or any benefit arising thereunder or resulting therefrom if such assignment, without the consent of a third party thereto, would constitute a material breach or other material contravention of such Contract and the failure to obtain such consent materially adversely affects the rights of Buyer or the Seller thereunder. Seller will use commercially reasonable efforts (but without any payment of money by the Seller) to obtain the consent of the other parties to any such Contracts or any claim or right or any benefit arising thereunder for the assignment thereof to Buyer as Buyer may request. If requested by any other party to such Contract, NCS will provide a guarantee of the obligations to be assumed by Buyer thereunder, in form and substance reasonably satisfactory to NCS. If, with respect to a particular Contract, any such consent is not obtained, and if any attempted assignment thereof would be ineffective or would materially adversely affect the rights of the Seller thereunder so that Buyer would not in fact receive all such rights in all material respects under such Contract, the Seller and Buyer will cooperate in a mutually agreeable alternate arrangement under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including sub-contracting, sub-licensing, or sub-leasing to Buyer, or under which Seller would enforce for the benefit of Buyer, with Buyer assuming Seller's obligations under such Contract any and all rights of Seller against a third party thereto. If: (i) any consent is required to any such sub-licensing, sub-contracting, sub-leasing or other alternate arrangement and such consent is not obtained, (ii) the substantial benefits under the Contract have not been provided to Buyer by any alternative arrangements, and (iii) the other party to such Contract takes an action or fails to take an action which results in Buyer not being able to substantially enjoy and realize the benefits of the Contract in question, Buyer shall have the right to reject such Contract and Seller, immediately upon the request of Buyer, shall reassume its position as the party to such Contract and such Contract shall no longer constitute an Assumed Liability. Buyer acknowledges that Seller has endeavored to include on Schedule 1.4(a) the Contracts of Seller that relate primarily to the Business. The parties agree that Seller intends to assign and Buyer intends to assume all Contracts of Seller that relate primarily to the Business. Accordingly the parties agree that any Contracts with customers of the Business or immaterial Contracts of Seller that relate primarily to the Business inadvertently omitted from Schedule 1.4(a) hereto shall be deemed to be one of the Assumed Liabilities and subject to all the terms and provisions of this Agreement, including, but not limited to, this Section 6.1.5.

                6.1.6 POST-CLOSING AGREEMENT. The parties hereto acknowledge and agree that Buyer may not have all required licenses, permits, provider numbers and other governmental authorizations to take title to all of the Purchased Assets and to hereafter operate all aspects of the Business. Buyer shall promptly apply for such licenses, permits, provider numbers and other governmental authorizations. Buyer knows of no reason why such permits, provider numbers or licenses will not be granted. Seller agrees that, for a period not to exceed six (6) months after the Closing Date, Buyer may operate the Business under the authority of Seller's licenses, permits, provider numbers or other governmental authorizations of the type that Buyer has not yet obtained, PROVIDED, that such operation does not violate applicable laws or regulations, and that Buyer indemnifies and holds Seller harmless against any and all costs, liability, loss, damage or deficiency resulting from Seller's performance of these obligations or use thereof. To the extent Buyer operates the Business under the authority of any of Seller's licenses, permits, provider numbers or governmental authorizations, Buyer agrees to distribute pharmaceutical supplies and provide health and pharmacy services as would be required of Seller under such licenses, permits, provider numbers and governmental authorizations and will indemnify Seller against all liability for its failure to do so and for all other liabilities arising in connection with such actions.

                6.1.7 NCS GUARANTY. NCS hereby unconditionally guaranties the performance of any and all of Buyer's liabilities and obligations hereunder and those under any other agreements or documents delivered in connection with this Agreement.

                6.1.8 WALGREENS GUARANTY. Walgreens hereby unconditionally guaranties the performance of any and all of the Seller's liabilities and obligations hereunder and those under any other agreements or documents delivered in connection with this Agreement.

            6.2 RESTRICTIVE COVENANTS.

                6.2.1 CONFIDENTIALITY. Each of Walgreens and Seller agrees with Buyer that it will not and will cause its Affiliates not to disclose or use, directly or indirectly, any Confidential Information, at any time after the Closing. If the disclosure of Confidential Information is required by Law, each of Walgreens and Seller agrees to use its best efforts to provide Buyer an opportunity to object to the disclosure and as much prior written notice as is possible under the circumstances. For purposes of this Subsection 6.2.1, "Confidential Information" means (i) all information belonging to, used by, or that is in the possession of Walgreens or Seller relating to the Business to the extent such information is not intended to be disseminated to the public or is otherwise not generally known to competitors of the Business, including, but not limited to, information relating to Seller's Business products, services, strategies, pricing, customers, representatives, suppliers, distributors, technology, finances, employee compensation, computer software and hardware, inventions, developments, or Trade Secrets, and (ii) all information relating to the acquisition hereunder, including, without limitation, all strategies, negotiations, discussions, terms, conditions and other information relating to this Agreement and each other document and agreement delivered in connection herewith. Each of Walgreens and Seller acknowledges that following the Closing the Confidential Information referred to in (i) above will be the exclusive proprietary property of Buyer, whether or not prepared in whole or in part by Seller and whether or not disclosed to or entrusted to the custody of Seller.

                6.2.2 NONCOMPETITION. Until the fourth (4th) anniversary of the Closing Date, each of Walgreens and Seller agrees with Buyer that it will not and will cause its Affiliates not to:

                      (a) develop, manufacture, sell, or distribute products
            or perform services in competition with the Business;

                      (b) perform any advisory or consulting services for,
            invest in or otherwise become associated with in any capacity, any Person which develops, manufactures, sells, or distributes products or performs services in competition with the Business; or

                      (c) solicit any current customers or any prospective
            customers of or for the Business;

within the states listed on SCHEDULE 6.2.2 attached hereto. Notwithstanding the foregoing, the covenants of Walgreens and Seller set forth in this Section 6.2.2 shall not restrict their ability to continue to conduct (i) their retail pharmacy business in such states listed on SCHEDULE 6.2.2, except that, with respect to providing nursing homes, correctional institutions, or any other institutional care facilities with pharmaceuticals, drugs, biologicals, medical devises, durable medical equipment, or other home health or medical supplies, their retail pharmacies in such states will be permitted only to continue to service their then current customers not acquired by Buyer hereunder, (ii) the home infusion, respiratory and other therapies business currently conducted by Seller or in which Seller may be engaged in the future, (iii) the durable medical equipment business currently conducted by Seller or in which Seller may be engaged in the future, and (iv) its mail order prescription business to current customers in assisted living institutions. Nothing in this Section 6.2.2 shall prevent Walgreens, Seller or their Affiliates from acquiring an equity interest of less than three percent (3%) in a corporation whose shares are listed on a national securities exchange or regularly quoted in a United States over-the-counter market.

                6.2.3 NONINTERFERENCE. Until the fourth (4th) anniversary of the Closing Date, each of Walgreens and Seller agrees with Buyer that it will not and will cause its Affiliates not to induce, attempt to induce, or assist others in inducing or attempting to induce any employee or agent of Buyer or any other Person affiliated or doing business with Buyer to terminate their relationship with Buyer, or in any reckless or intentional manner, interfere with the relationship between Buyer and any such Person or the relationship between Buyer and any of its suppliers or customers. The foregoing shall not preclude general employment advertisements or general solicitations of employment not directed specifically to employees of Buyer.

                6.2.4 EQUITABLE RELIEF. Each of Walgreens and Seller agrees that money damages alone will not be a sufficient remedy for any breach of the provisions of this Section 6.2 and that, in addition to all other remedies, Buyer will be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, and each of Walgreens and Seller waives the securing or posting of any bond in connection with such remedy, and each of Walgreens and Seller agrees not to assert as a defense in any proceeding where Buyer seeks such relief that Buyer has an adequate remedy at law.

                6.2.5 REFORMATION OF AGREEMENT. If any of the covenants contained in Section 6.2, or any portion thereof, is found by a court of competent jurisdiction to be invalid or unenforceable as against public policy or for any other reason, such court shall exercise its discretion to reform such covenant to the end that each of Walgreens and Seller shall be subject to nondisclosure, noninterference, noncompetition or other covenants that are reasonable under the circumstances and are enforceable by Buyer. In any event, if any provision of Section 6.2 is found unenforceable for any reason, such provision shall remain in force and effect to the maximum extent allowable and all nonaffected provisions shall remain fully valid and enforceable.

                6.2.6 EXTENSION OF COVENANTS. If a court of competent jurisdiction finds that either or both of Walgreens and Seller has violated any of the restrictions or covenants contained in Section 6.2, then the parties agree that the period of all restrictions and covenants set forth therein shall automatically be extended by the number of days that the court determines Walgreens or Seller to have been in violation of such restriction or covenant.

                6.2.7 REASONABLENESS OF TERMS. The parties hereto stipulate and agree that the covenants and other terms contained in this Section 6.2 are reasonable in all respects, including time period, geographical area and scope of restricted activities (it being acknowledged that the Business is being carried on within a consolidating industry), that the Buyer would not have purchased the Purchased Assets and the Business had Walgreens and Seller not agreed to these covenants, and that the restrictions contained herein are designed to protect the Business acquired by Buyer hereunder and ensure that neither Walgreens nor Seller engages in unfair competition against Buyer.

            6.3 EMPLOYEE COVENANTS.

                6.3.1 EMPLOYMENT. The parties acknowledge and agree that certain employees of the Seller have had access to valuable and proprietary information related to the Business. In order to achieve the full benefits associated with the acquisition contemplated hereunder, Seller agrees that following the execution of this Agreement, except for the individuals listed on SCHEDULE 6.3.1, Buyer shall offer employment to the employees of Seller who perform services primarily for the Business on such terms and with such benefits that are, at a minimum, comparable to those terms and benefits under which such employees currently are receiving from Seller; provided, however, that the final decision as to employment with Buyer shall remain with such individual employee. Seller covenants not to interfere with any such efforts by Buyer. Seller shall be responsible for and shall pay the cost of any compensation, severance or other benefits that may be payable to the individuals listed on SCHEDULE 6.3.1 as well as any of Seller's employees not accepting employment with Buyer. Nothing in this Section 6.3.1 shall be deemed to require Buyer to retain any employee for any period of time or, except as required above, at any particular compensation rate or in any particular position. The employment by Buyer of any employee of Seller who accepts the terms of employment offered by Buyer will commence on the Closing Date. Buyer agrees to provide any employees of Seller who are hired by Buyer on or after the Closing Date with first day medical benefits coverage and agrees to waive any preexisting conditions with respect to such employees' medical coverage. All employees of Seller who are hired by Buyer shall be given years of service credit for the time period they were employed by Seller for purposes of vesting, eligibility and paid time off under any benefit program offered to employees of NCS or Buyer generally. With respect to any employee of Seller who is hired by Buyer, Buyer shall allow such employees to take the accrued vacation being assumed by Buyer in accordance with Seller's vacation policy in effect on the Closing Date. Seller shall be free to retain the services of any employees not hired by Buyer. From the date hereof through the Closing, without the express written consent of Buyer, Seller agrees not to
(i) incur an employment termination, other than a discharge for cause, voluntary departure or retirement; (ii) lay off for any reason; or (iii) reduce the hours of work by more than fifty percent (50%) of any of Seller's employees who work in the Business.

                6.3.2 TAX DEPOSITS. With respect to any employee of Seller who becomes an employee of Buyer, Seller shall make all required deposits for all withholding, social security and unemployment insurance Taxes through the Closing and shall file timely required quarterly and annual reports with respect to such Taxes in accordance with applicable Law whether such reports are due prior to or after the Closing.

                6.3.3 COBRA COMPLIANCE. Seller will, pursuant to its current practices and policies, timely provide all notices and any continuation of health benefit coverage required to be provided to employees of the Business, former employees of the Business, or the beneficiaries or dependents of such employees or former employees, under Part 6 of Subtitle B of Title I of ERISA or
Section 4980B(f) of the Code (herein collectively referred to as "COBRA") who are not hired by Buyer, to the extent such notices and continuation of health benefit coverage are required to be provided by Seller by reason of events occurring prior to or on the Closing Date or by reason of the transactions contemplated by this Agreement. For the purposes of the foregoing, the Seller will treat all of its employees of the Business (and such employees' beneficiaries and dependents) who are not hired by Buyer as of the Closing Date as having incurred a "qualifying event" (within the meaning of ERISA Section 603 and Code Section 4980B(f)(3)) on the Closing Date. Seller will continue the health benefit coverage required by COBRA with respect to Seller's employees in the Business who are not hired by Buyer and the provisions of this Agreement irrespective of the elimination of any health benefit plan of Seller.

                                    ARTICLE 7

                                 INDEMNIFICATION
                                 ---------------

            7.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller in Article 3, of Walgreens in Article 3A and of Buyer and NCS in Article 4 will survive the Closing and continue to be binding regardless of any investigation made at any time by any party. The right of the Buyer Indemnified Parties to bring certain indemnification claims is subject to the time and amount limits in Section 7.5, and the right of Seller Indemnified Parties to bring certain indemnification claims is subject to the time and amount limits in Section 7.6.

            7.2 INDEMNIFICATION BY SELLER. Seller will indemnify Buyer, NCS and their respective Affiliates and the shareholders, directors, employees and agents of Buyer and NCS (collectively, the "Buyer Indemnified Parties") against and hold them harmless from:

                (a) REPRESENTATIONS. All Liability, loss, damage or deficiency suffered or incurred by them resulting from or arising out of any inaccuracy in or breach of any representation or warranty by Seller herein or in any other agreement or document delivered by Seller in connection herewith;

                (b) COVENANTS. All Liability, loss, damage or deficiency suffered or incurred by them resulting from or arising out of any breach or nonperformance of any covenant or obligation made or incurred by the Seller herein or in any other agreement or document delivered by Seller in connection herewith;

                (c) LIABILITIES. All Liability, loss, damage or deficiency suffered or incurred by them resulting from or arising out of the imposition or attempted imposition (including, without limitation, by operation of bulk transfer or other Laws) by any third party of any Liability of the Seller or the Business, other than the Assumed Liabilities, and all Liability, loss, damage or deficiency suffered or incurred by them resulting from or arising out of Seller's operation of the Business on or before the Closing that is not an Assumed Liability, in each case other than any Liability, loss, damage or deficiency covered by the following subparagraph;

                (d) INVENTORY; BILLING. Any claim asserted against Buyer or the Purchased Assets resulting from or arising out of any violation of any Law, including, without limitation, the Federal Food, Drug and Cosmetic Act, relating to the packaging, labeling, dispensing or other treatment, handling or dispensing of drugs, biologicals or pharmaceuticals, or any Law relating to Medicare, Medicaid, or other reimbursement program, where such violation is discovered prior to the Closing, or, with respect to any drugs, biologicals or pharmaceuticals in the Seller's possession or control on the Closing Date, where such violation is discovered by Seller or Buyer after the Closing Date and relates to events or occurrences taking place on or before the Closing Date;

                (e) ENVIRONMENTAL. All Liability, loss, damage or deficiency suffered or incurred by them resulting from or arising out of Seller's generation, production, treatment, transportation, use, or storage before the Closing of any hazardous substances which could result in damage to the environment, danger to the health and safety of the public, or Liability to Buyer;

                (f) BROKERS AND FINDERS. All Liability, loss, damage or deficiency suffered or incurred by them resulting from or arising out of the claims of any broker, finder, or other Person acting in a similar capacity on behalf of Seller or its Affiliates in connection with the transactions contemplated herein; and

                (g) COSTS. Any and all reasonable costs and expenses (including, but not limited to, legal and accounting fees) related to any of the foregoing.

            7.2A INDEMNIFICATION BY WALGREENS. Walgreens will indemnify the Buyer Indemnified Parties against and hold them harmless from:

                (a) REPRESENTATIONS. All Liability, loss, damage or deficiency suffered or incurred by them resulting from or arising out of any inaccuracy in or breach of any representation or warranty by Walgreens herein or in any other agreement or document delivered by Walgreens in connection herewith;

                (b) COVENANTS. All Liability, loss, damage or deficiency suffered or incurred by them resulting from or arising out of any breach or nonperformance of any covenant or obligation made or incurred by Walgreens herein or in any other agreement or document delivered by Walgreens in connection herewith; and

                (c) COSTS. Any and all reasonable costs and expenses (including, but not limited to, legal and accounting fees) related to any of the foregoing.

            7.3 INDEMNIFICATION BY BUYER AND NCS. Buyer and NCS, jointly and severally, will indemnify Seller and its Affiliates and the shareholders, directors, employees and agents of Seller (the "Seller Indemnified Parties") against and hold them harmless from:

                (a) REPRESENTATIONS. All Liability, loss, damage or deficiency suffered or incurred by them resulting from or arising out of any inaccuracy in or breach of any representation or warranty by Buyer or NCS herein or in any other agreement or document delivered by Buyer or NCS in connection herewith;

                (b) COVENANTS. All Liability, loss, damage or deficiency suffered or incurred by them resulting from or arising out of any breach or nonperformance of any covenant or obligation made or incurred by Buyer or NCS herein or in any other agreement or document delivered by Buyer or NCS in connection herewith;

                (c) LIABILITIES. All Liability, loss, damage or deficiency suffered or incurred by them resulting from or arising out of Buyer's failure to perform, from and after the Closing Date, its obligations with respect to the Assumed Liabilities, and all Liability, loss, damage or deficiency suffered or incurred by them resulting from or arising solely out of Buyer's operation of the Business after the Closing;

                (d) INVENTORIES; BILLING. Any claim asserted against Seller or Walgreens resulting from or arising out of any violation of any Law, including, without limitation, the Federal Food, Drug and Cosmetic Act, relating to the packaging, labeling, dispensing or other treatment, handling or dispensing of drugs, biologicals or pharmaceuticals or any Law relating to Medicare, Medicaid or other reimbursement program, where such violation is discovered subsequent to the Closing Date and relates solely to events or occurrences taking place after the Closing Date;

                (e) ENVIRONMENTAL. All Liability, loss, damage or deficiency suffered or incurred by them resulting solely from or arising solely out of Buyer's generation, production, treatment, transportation, use, or storage subsequent to the Closing Date of any hazardous substances which could result in damage to the environment, danger to the health and safety of the public, or Liability to Seller; provided, however, that if any such Liability, loss, damage or deficiency relates, in any manner, to Seller's generation, production, treatment, transportation, use, or storage before the Closing Date of any hazardous substances, such Liability, loss, damage or deficiency shall remain solely the responsibility and obligation of the Seller pursuant to Section 7.2(e) above;

                (f) BROKERS AND FINDERS. All Liability, loss, damage or deficiency suffered or incurred by them resulting from or arising out the claims of any broker, finder or other Person acting in a similar capacity on behalf of Buyer or its Affiliates in connection with the transactions contemplated herein; and

                (g) COSTS. Any and all reasonable costs and expenses (including, but not limited to, legal and accounting fees) related to any of the foregoing.

            7.4 THIRD PARTY CLAIMS. If any legal proceedings are instituted or any claim is asserted by any third party with respect to which Seller Indemnified Parties on the one hand, or the Buyer Indemnified Parties on the other hand, may be entitled to indemnity hereunder, the party asserting such right to indemnity will give the party from whom indemnity is sought written notice thereof, including copies of any legal proceedings or documents associated therewith. A delay in giving notice will only relieve the recipient of liability to the extent the recipient suffers actual prejudice because of the delay. The party from whom indemnity is sought will have the right, at its option and expense, to participate in the defense of such a proceeding or claim, but not to control the defense, negotiation or settlement thereof, which control will (except as hereinafter provided) at all times rest with the party asserting such right to indemnity, unless, and to the extent that the proceeding or claim involves money damages and the party from whom indemnity is sought irrevocably acknowledges in writing complete responsibility for and agrees to indemnify the party asserting such right to indemnity, in which case the party from whom indemnity is sought may assume the control of the monetary damage portion of such defense through counsel of its choice and at its expense, but the party asserting such right to indemnity will continue to have the right to be represented in the monetary aspect of such defense, at its own expense, by counsel of its choice, and in all events will retain control of the defense of a proceeding or claim to the extent that it involves other than monetary damages. If the party from whom indemnity is sought does not assume control of the defense of such a proceeding or claim, the entire defense of the proceeding or claim by the party asserting such right to indemnity, any settlement made by the party asserting such right to indemnity, and any judgment entered in the proceeding or claim will be deemed to have been consented to by, and will be binding on, the party from whom indemnity is sought as fully as though it alone had assumed the defense thereof and a judgment had been entered in the proceeding or claim in the amount of such settlement or judgment, except that the right of the party from whom indemnity is sought to contest the right of the other to indemnification under this Agreement with respect to the proceeding or claim will not be extinguished. If the party from whom indemnity is sought does assume control of the defense of such a proceeding or claim, it will not, without the prior written consent of the party asserting such right to indemnity, settle the proceeding or claim or consent to entry of any judgment relating thereto which does not include as an unconditional term thereof the giving by the claimant to the party asserting such right to indemnity a release from all Liability in respect of the proceeding or claim and such settlement is solely for monetary damages. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such proceeding or claim, including reasonable and necessary access to documents and personnel.

            7.5 LIMITATION ON INDEMNIFICATION OF BUYER INDEMNIFIED PARTIES INDEMNIFIED PARTIES. The indemnification of the Buyer Indemnified Parties provided for under Section 7.2 and 7.2A will be limited in certain respects as follows:

                (a) Any claim for indemnification under paragraph (a) of Section
7.2 or 7.2A by the Buyer Indemnified Parties must be made within eighteen (18) months of the Closing Date except that there will be no limits on the time for making a claim for indemnification relating to the representations and warranties contained in Section 3.2.1, 3.6.1 or 3A.1, and except that a claim for indemnification relating to the representations and warranties contained in Section 3.3.3 may be made until a period of sixty (60) days after the expiration of the applicable statute of limitations (including extensions) for the assessment or collection of Taxes for the periods referred to therein. Any indemnification claim under Section 7.2(d) must be made within three (3) years after the Closing Date.

                (b) Seller shall not be liable to the Buyer Indemnified Parties for indemnification claims under paragraph (a) of Section 7.2 until the aggregate amount of indemnification claims under paragraph (a) of Section 7.2 exceeds $250,000, and upon reaching such amount Seller will be liable to the Buyer Indemnified Parties for amounts in excess of that amount up to a maximum of the Purchase Price for all indemnification claims under paragraph (a) of
Section 7.2, except that there shall be no such minimum or limit for any indemnification claims made pursuant to paragraph (a) of Section 7.2 to the extent that the claims relate to Section 3.2.1 or 3.6.1. For purposes of determining the dollar amount of an indemnification claim by Buyer under paragraph (a) of Section 7.2 the use of "materiality" to qualify the Seller's representations and warranties in Article 3 shall not be considered.

                (c) Seller shall not be liable to the Buyer Indemnified Parties for indemnification claims under paragraph (d) of Section 7.2 until the aggregate amount of indemnification claims under paragraph (d) of Section 7.2 exceeds $200,000, and upon reaching such amount Seller will be liable to the Buyer Indemnified Parties from the first dollar up to a maximum of the Purchase Price for all indemnification claims under Section 7.2(d).

                (d) Walgreens shall not be liable to the Buyer Indemnified Parties for indemnification claims under paragraph (a) of Section 7.2A until the aggregate amount of indemnification claims under paragraph (a) of Section 7.2A exceeds $250,000, and upon reaching such amount Walgreens will be liable to the Buyer Indemnified Parties for amounts in excess of that amount up to a maximum of the Purchase Price for all indemnification claims under paragraph (a) under
Section 7.2A, except that there shall be no minimum or limit for any indemnification claims made pursuant to Sections 3A.1.

            7.6 LIMITATION ON INDEMNIFICATION OF SELLER INDEMNIFIED PARTIES. The indemnification of the Seller Indemnified Parties provided for under paragraph
(a) of Section 7.3 will be limited in certain respects as follows:

                (a) Any claim for indemnification under paragraph (a) of Section
7.3 by the Seller Indemnified Parties must be made within eighteen (18) months of the Closing Date except that there will be no limits on the time for making a claim for indemnification relating to the representations and warranties contained in Section 4.2.1.

                (b) Buyer shall not be liable to the Seller Indemnified Parties for indemnification claims under paragraph (a) of Section 7.3 until the aggregate amount of indemnification claims under paragraph (a) of Section 7.3 exceeds $250,000 and, upon reaching such amount, Buyer will be liable to the Seller Indemnified Parties for amounts in excess of that


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

amount up to a maximum of the Purchase Price for all indemnification claims under paragraph (a) of Section 7.3, except that there shall be no minimum or limit for any indemnification claims made pursuant to Section 4.2.1.

            7.7 GENERAL LIMITATIONS ON INDEMNIFICATION.

                (a) The parties agree that their sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article 7. In no event will either party be liable to the other for consequential damages.

                (b) Payments by the Seller, Walgreens or Buyer pursuant to this
Article 7 shall be limited to the amount of any liability or damage that remains after deducting therefrom (i) any Tax benefit to the indemnified party (as determined below), and (ii) any insurance proceeds and any indemnity, contribution or other similar payment recovered by the indemnified party from any third party with respect thereto. A Tax benefit will be considered recognized by an indemnified party for purposes hereof in the tax period in which the indemnity payment occurs and the amount of the Tax benefit will be based on the value to the indemnified party at such time and shall be determined by the indemnified party in its reasonable judgment which will include that such indemnified party is in the maximum applicable statutory tax bracket after any deductions or other allowances reportable with respect to a payment thereunder.

                                    ARTICLE 8

                                  CONSTRUCTION
                                  ------------

            8.1 DEFINITIONS. Accounting terms used herein and not otherwise defined herein will have the meanings attributed to them under generally accepted accounting principles except as otherwise specified. When used in this Agreement, the following terms in all of their tenses and cases will have the meanings assigned to them below or elsewhere in this Agreement as indicated below:

            "Acquisition Balance Sheet" is defined in Section 3.3.1.

            "Addendum" is defined in Section 2.1.

            "Affiliate" of any Person means any person directly or indirectly controlling, controlled by, or under common control with, any such Person and any officer, director or controlling person of such Person.

            "Assumed Liabilities" is defined in Section 1.4.

            "Bill of Sale" is defined in Section 5.2.8.

            "Books and Records" means all books and records relating primarily to the Business, including, but not limited to, (i) all books and records relating to the purchase of materials and supplies, sales of products, dealings with customers, invoices, suppliers' lists and personnel records, (ii) all contracts, reports, opinions, maps and other documents affecting the title to or the value of the properties of the Seller, and (iii) all financial and operating data, files and other information with respect to the Business.

            "Business" is defined in the recitals to this Agreement.

            "Buyer" means NCS Acquisition Sub, Inc., a Delaware corporation.

            "Buyer Indemnified Parties" is defined in Section 7.2.

            "Closing" and "Closing Date" are defined in Article 5.

            "Confidential Information" is defined in Section 6.2.1.

            "Contract" means any commitment, understanding, instrument, lease, pledge, mortgage, indenture, note, license, agreement, purchase or sale order, contract, promise, or similar arrangement evidencing or creating any obligation, whether written or oral, relating primarily to the Business.

            "Disclosure Schedule" means the disclosure schedule, dated as of the date hereof, delivered to Buyer by the Seller and forming a part of this Agreement, which shall include a reference to each applicable schedule referred to herein.

            "Employee Claims" is defined in Section 3.5.1.

            "Fixed Assets" means the tangible personal property, other than inventory and accounts receivable, owned, used or useful primarily in the operation of the Business.

            "Governmental Authority" means any federal, provincial, municipal, state, regional or local authority, agency, body, court or instrumentality, regulatory or otherwise, domestic or foreign, which, in whole or in part, was formed by or operates under the auspices of any federal, provincial, municipal, state, regional or local government, domestic or foreign.

            "HSR Act" means the Hart Scott Rodino AntiTrust Improvements Act of 1976, as amended.

            "Intellectual Property Rights" means trade names, trademarks, service marks, trade dress and mask works and all registrations and applications for any of the foregoing, together with the goodwill symbolized or represented by the foregoing, works of authorship and all copyrights related thereto and all registrations and applications therefor, inventions, discoveries, designs, industrial models and all United States and foreign patent rights covered by, disclosed in or otherwise related thereto and all registrations (issued or pending) and applications therefor and


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

all reissues, divisions, continuations, continuations-in-part, re-examinations and extensions thereof, together with the right to sue for past infringement and improper, unlawful or unfair use of any of the foregoing.

            "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended.

            "Law" means any common law and any federal, provincial, municipal, state, regional, local or foreign law, bylaw, rule, statute, ordinance, rule, order or regulation.

            "Leased Properties" means the properties listed on SCHEDULE 8.1(a).

            "Liabilities" means responsibilities, obligations, duties, commitments, claims, and liabilities of any and every kind, whether known or unknown, accrued, absolute, contingent or otherwise.

            "Lien" means any lien, encumbrance, charge, security interest, option, or pledge of any kind.

            "NCS" means NCS HealthCare, Inc., a Delaware corporation.

            "Net Asset Value" is defined in Section 2.2.

            "Permitted Lien" means landlord liens, tax liens and other statutory or inchoate liens for amounts not yet due and payable, and notification liens for leased assets included in the Purchased Assets.

            "Person" means any individual, corporation, partnership, association or any other entity or organization.

            "Purchased Assets" is defined in Section 1.2.

            "Purchase Price" is defined in Section 2.1.

            "Retained Assets" is defined in Section 1.3.

            "Retained Liabilities" is defined in Section 1.5.

            "Seller" means Walgreens Advance Care, Inc., an Illinois corporation.

            "Seller Indemnified Parties" is defined in Section 7.3.

            "Tax" means any charge or assessment by or Liability to any governmental tax authority, including, but not limited to, any deficiency, interest or penalty.

            "to the Knowledge of Seller" means the actual knowledge of the executive officers and management of Seller involved in the Business.

            "Trade Secrets" means, with respect to any Person, any information that is not known to any competitor or other third party and, if it were to be known by a competitor or other third party, could be harmful to the owner of the information.

            "Valued Assets" means Seller's cash, accounts receivable, inventory and Fixed Assets that are owned, used, useful or generated primarily in connection with the Business and are included in the Purchased Assets.

            "Walgreens" means Walgreen Co., an Illinois corporation.

            "WARN" is defined in Section 3.5.1.1.

            8.2 NOTICES. All notices shall be in writing delivered as follows:

                (a)      If to Buyer or to NCS, to:

                         NCS Acquisition Sub, Inc.
                         c/o NCS HealthCare, Inc.
                         3201 Enterprise Parkway, Suite 220
                         Beachwood, Ohio  44122
                         Attn:   Chief Financial Officer

                         With a copy to:

                         Calfee, Halter & Griswold LLP
                         1400 McDonald Investment Center
                         800 Superior Avenue
                         Cleveland, Ohio  44114
                         Attn:   Robert A. Ross, Esq.

                (b)      If to the Seller or Walgreens, to:

                         Walgreens Advance Care, Inc.
                         Department of Results-Acquisitions
                         200 Wilmot Road
                         Deerfield, Illinois 60015
                         Attn:   Carl Buss, Director of Acquisitions

                         With a copy to:

                         Allan M. Resnick, Esq.
                         Walgreen Co.
                         200 Wilmot Road
                         Deerfield, Illinois 60015

or to such other address as may have been designated in a prior notice pursuant to this section. Notices sent by registered or certified mail, postage prepaid, return receipt requested, shall be deemed to have been given two (2) business days after being mailed, and otherwise notices shall be deemed to have been given when received.

            8.3 BINDING EFFECT. Except as may be otherwise provided herein, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as otherwise specifically provided in this Agreement, nothing in this Agreement is intended or will be construed to confer on any Person other than the parties hereto any rights or benefits hereunder.

            8.4 HEADINGS. The headings in this Agreement are intended solely for convenience of reference and will be given no effect in the construction or interpretation of this Agreement.

            8.5 EXHIBITS AND SCHEDULES. The Exhibits and Schedules referred to in this Agreement will be deemed to be a part of this Agreement.

            8.6 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which will be deemed an original, and all of which together will constitute one and the same document.

            8.7 GOVERNING LAW. This Agreement will be governed by and construed under Illinois law, without regard to conflict of laws principles thereof.

            8.8 WAIVERS. Compliance with the provisions of this Agreement may be waived only be a written instrument specifically referring to this Agreement and signed by the party waiving compliance. No course of dealing, nor any failure or delay in exercising any right, will be construed as a waiver, and no single or partial exercise of a right will preclude any other or further exercise of that or any other right.

            8.9 PRONOUNS. The use of a particular pronoun herein will not be restrictive as to gender or number but will be interpreted in all cases as the context may require.

            8.10 TIME PERIODS. Any action required hereunder to be taken within a certain number of days will be taken within that number of CALENDAR days; provided, however, that if the last day for taking such action falls on a weekend or a holiday, the period during which such action may be taken will be automatically extended to the next business day.

            8.11 NO STRICT CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against either party.

            8.12 MODIFICATION. No supplement, modification or amendment of this Agreement will be binding unless made in a written instrument that is signed by all of the parties hereto and that specifically refers to this Agreement.

            8.13 ENTIRE AGREEMENT. This Agreement and the agreements and documents referred to in this Agreement or delivered hereunder are the exclusive statement of the agreement among the parties concerning the subject matter hereof. All negotiations among the parties are merged into this Agreement, and there are no representations, warranties, covenants, understandings, or agreements, oral or otherwise, in relation thereto among the parties other than those incorporated herein and to be delivered hereunder.

            8.14 SEVERABILITY. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

            8.15 FURTHER ASSURANCES. The parties hereto agree that each will execute and deliver to the other any and all documents in addition to those expressly provided for herein that may be necessary or appropriate to carry out the provisions of this Agreement, whether before, at, or after the Closing. Seller further agrees that, at any time and from time to time after the Closing, it will execute and deliver to Buyer such further assignments, certificates or other written assurances as Buyer may reasonably request to perfect and protect Buyer's title to the Purchased Assets or as may otherwise be required to carry out the provisions of this Agreement.

            8.16 RISK OF LOSS. Risk of loss for the Purchased Assets shall be and remain with Seller from and after the date hereof until Buyer shall have acquired title to the Purchased Assets on the Closing Date, at which time risk of loss for the Purchased Assets shall pass to Buyer. Seller shall insure the Purchased Assets in a manner consistent with its current practices until risk of loss for the Purchased Assets is transferred to Buyer in accordance herewith.

            8.17 RETENTION AND ACCESS TO RECORDS. Buyer agrees that, from and after the Closing Date, it will retain the books and records relating to the Business as required by Law and will permit the Seller, upon reasonable notice and during normal business hours, access to inspect and copy, at its expense, the books and records relating to the Business prior to the Closing Date and that, notwithstanding the sale of such books and records to Buyer subject to the confidentiality covenants set forth in Section 6.2.1 above, the Seller shall be permitted to retain such copies of all such books and records if and to the extent required by Law.

            8.18 ASSISTANCE AND COOPERATION. From and after the Closing Date, the Seller and Walgreens agree to assist and cooperate fully with Buyer (or any Affiliate of Buyer) with respect to any financial or other regulatory reporting requirements relating to the Business and otherwise to make available to Buyer (or any Affiliate of Buyer) all relevant information, records and documents relating to the Business prior to the Closing Date as may reasonably be requested by Buyer (or an Affiliate of Buyer).

            INTENDING TO BE LEGALLY BOUND, the parties have signed this Agreement as of the date first written above.

                                   NCS ACQUISITION SUB, INC.



                                   By:
                                       -------------------------------------------
                                   Title:
                                         -----------------------------------------
                                                                        ("Buyer")

                                   NCS HEALTHCARE, INC.



                                   By:
                                       -------------------------------------------
                                   Title:
                                         -----------------------------------------
                                                                          ("NCS")

                                   WALGREENS ADVANCE CARE, INC.



                                   By:
                                       -------------------------------------------
                                   Title:
                                         -----------------------------------------
                                                                       ("Seller")

                                   WALGREEN CO.



                                   By:
                                       -------------------------------------------
                                   Title:
                                         -----------------------------------------
                                                                    ("Walgreens")